Exhibit 31.3
CERTIFICATION BY THE CHIEF EXECUTIVE OFFICER PURSUANT TO RULES 13a-14(a)
AND 15d-14(a) UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED
I, Philippe Tartavull, certify that:

1.	I have reviewed this Amendment No. 1 to Annual Report on Form 10-K of Xura, Inc.;

2.
Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report; and

3.
Based on my knowledge, the financial information included in this report fairly presents in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report.

 Date: May 31, 2016

/s/ Philippe Tartavull
Philippe Tartavull
President and Chief Executive Officer
(Principal Executive Officer)